EXHIBIT 99.1

Superconductor Technologies Reports Third Quarter 2011 Results

SANTA BARBARA, Calif., Nov. 2, 2011 (GLOBE NEWSWIRE) -- Superconductor Technologies Inc. (Nasdaq:SCON) ("STI"), a world leader in the development and production of high temperature superconducting (HTS) materials and associated technologies, reported results for the three and nine months ended October 1, 2011.

Total net revenues for the third quarter were $479,000, compared to $1.1 million in the second quarter of 2011 and $2.0 million in the third quarter of 2010. Net loss for the third quarter was $3.3 million, or $0.10 per share, compared to a net loss of $3.2 million, or $0.10 per share, in the second quarter of 2011 and a net loss of $3.4 million, or $0.14 per share, in the third quarter of 2010.

Jeff Quiram, STI's president and chief executive officer, said, "While challenges in our commercial wireless business persist due to our customers' emphasis on their 4G data network expansions, STI continues to execute on our 2G HTS wire strategic initiative. Shortly after the first of the year, we expect to install new advanced development equipment to dramatically increase the lengths of our wire templates by mid-year 2012. This is a critical step in our plan to begin producing the longer lengths of HTS wire required by prospective customers next year."

"The installation of this new equipment will initiate STI's transition to a lower cost manufacturing location with improved access to world class engineering and manufacturing talent. We believe the time to make this move has arrived and we expect to announce the location of our new US-based facility in the next several weeks. In concert with this decision, we plan to sublease a significant portion of our existing facility in Santa Barbara while retaining sufficient space to continue manufacturing our commercial wireless products and housing our existing R&D and business operations personnel. This decision is not expected to affect our headcount in Santa Barbara or to result in any material charges."

For the nine-month period ending October 1, 2011, total net revenues were $3.2 million, compared to $7.8 million for the same period a year ago. The net loss for the first nine months of 2011 was $10.3 million, or $0.33 per share, compared to a net loss of $9.0 million, or $0.40 per share, for the year ago period.

As of October 1, 2011, STI had $9.7 million in cash and cash equivalents. As of October 1, 2011, STI had a backlog of $4,000 compared to $94,000 at the end of the second quarter of 2011 and $106,000 at October 2, 2010.

Investor Conference Call

STI will host an investor conference call and simultaneous webcast today, November 2nd, at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. The call will be accessible live by dialing 1-888-549-7750 at least 10 minutes before the start of the conference. International participants may dial 1-480-629-9722. The conference ID is 4482713. The call will be webcast and can be accessed from the "Investor Relations" section of the company's website at http://www.suptech.com. A telephone replay will be available until midnight ET on November 7th by dialing 1-800-406-7325 or 1-303-590-3030, and entering pass code 4482713. A replay will also be available at the web address above.

About Superconductor Technologies Inc. (STI)

Superconductor Technologies Inc., headquartered in Santa Barbara, CA, has been a world leader in HTS materials since 1987, developing more than 100 patents as well as proprietary trade secrets and manufacturing expertise. For more than a decade, STI has been providing innovative interference elimination and network enhancement solutions to the commercial wireless industry. The company is currently leveraging its key enabling technologies, including RF filtering, HTS materials and cryogenics to develop energy efficient, cost-effective and high performance second generation (2G) HTS wire for existing and emerging power applications, to develop applications for advanced RF wireless solutions and innovative adaptive filtering, and for government R&D.  Superconductor Technologies Inc.'s common stock is listed on the NASDAQ Capital Market under the ticker symbol "SCON." For more information about STI, please visit http://www.suptech.com.

The Superconductor Technologies Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3963

Safe Harbor Statement

Statements in this press release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include, but are not limited to: our limited cash and a history of losses; the limited number of potential customers; the limited number of suppliers for some of our components; there being no significant backlog from quarter to quarter; our market being characterized by rapidly advancing technology; overcoming technical challenges in attaining milestones to develop and manufacture commercial lengths of our HTS wire; customer acceptance of our HTS wire; fluctuations in product demand from quarter to quarter; the impact of competitive filter products, technologies and pricing; manufacturing capacity constraints and difficulties; our ability to raise sufficient capital to fund our operations, and the impact on our strategic wire initiative of any inability to raise such funds; the impact of any such financing activity on the level of our stock price; our ability to fully utilize the equity sales agreement with Citadel as a source of future financings and the dilutive impact of any sales under such agreement, whether due to market conditions, our ability to satisfy various conditions required to sell shares under the agreement, Citadel's performance of its obligations under the agreement or otherwise; the impact on the level of our stock price, which may decline, in connection with the implementation of the equity sales facility or the occurrence of any sales under the facility; and local, regional, and national and international economic conditions and events and the impact they may have on us and our customers, such as the current worldwide recession.

Forward-looking statements can be affected by many other factors, including, those described in the "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of STI's Annual Report on Form 10-K for the year ended December 31, 2010 and in STI's other public filings. These documents are available online at STI's website, www.suptech.com, or through the SEC's website, www.sec.gov. Forward-looking statements are based on information presently available to senior management, and STI has not assumed any duty to update any forward-looking statements.

– Tables to Follow –

SUPERCONDUCTOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended		Nine Months Ended
	October 1, 2011	October 2, 2010	October 1, 2011	October 2, 2010

Net revenues:
Net commercial product revenues	$ 470,000	$ 1,830,000	$ 3,174,000	$ 5,901,000
Government and other contract revenues	9,000	144,000	41,000	1,857,000

Total net revenues	479,000	1,974,000	3,215,000	7,758,000

Costs and expenses:
Cost of commercial product revenues	1,093,000	2,110,000	4,027,000	6,464,000
Cost of government and other contract revenue	9,000	86,000	39,000	1,095,000
Research and development	1,065,000	1,507,000	4,414,000	3,998,000
Selling, general and administrative	1,658,000	1,622,000	4,993,000	5,338,000

Total costs and expenses	3,825,000	5,325,000	13,473,000	16,895,000

Loss from operations	(3,346,000)	(3,351,000)	(10,258,000)	(9,137,000)

Other Income and Expense:
Adjustments to fair value of derivatives	--	2,000	--	171,000
Interest income	16,000	2,000	20,000	4,000
Interest expense	1,000	(7,000)	(13,000)	(21,000)

Net loss	$(3,329,000)	$(3,354,000)	$(10,251,000)	$(8,983,000)

Basic and diluted loss per common share	$(0.10)	$(0.14)	$(0.33)	$(0.40)

Weighted average number of common
shares outstanding	32,224,901	23,335,955	31,538,181	22,334,644

SUPERCONDUCTOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS

	October 1,	December 31,
	2011	2010
	(Unaudited)	(See Note)
ASSETS

Current Assets:
Cash and cash equivalents	$ 9,656,000	$ 6,069,000
Accounts receivable, net	86,000	108,000
Inventory, net	2,338,000	2,230,000
Prepaid expenses and other current assets	327,000	344,000
Total Current Assets	12,407,000	8,751,000

Property and equipment, net of accumulated depreciation of
$22,363,000 and $21,948,000, respectively	2,806,000	1,334,000
Patents, licenses and purchased technology, net of accumulated amortization
of $2,315,000 and $2,494,000, respectively	1,397,000	2,274,000
Other assets	184,000	210,000
Total Assets	$ 16,794,000	$ 12,569,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 1,413,000	$ 548,000
Accrued expenses	799,000	517,000
Current portion of capitalized lease obligations and long term debt	6,000	31,000
Total Current Liabilities	2,218,000	1,096,000

Other long term liabilities	603,000	577,000
Total Liabilities	2,821,000	1,673,000

Stockholders' Equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized,
564,642 shares issued and outstanding	1,000	1,000
Common stock, $.001 par value, 250,000,000 shares authorized,
33,494,457 and 27,217,408 shares issued and outstanding, respectively	33,000	28,000
Capital in excess of par value	261,823,000	248,500,000
Accumulated deficit	(247,884,000)	(237,633,000)
Total Stockholders' Equity	13,973,000	10,896,000
Total Liabilities and Stockholders' Equity	$ 16,794,000	$ 12,569,000

Note – December 31, 2010 balances were derived from audited consolidated financial statements.

SUPERCONDUCTOR TECHNOLOGIES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	Nine Months Ended
	October 1, 2011	October 2, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (10,251,000)	$ (8,983,000)
Adjustments to reconcile net loss to net cash used for
operating activities:
Depreciation and amortization	634,000	766,000
Stock-based compensation expense	1,229,000	822,000
Write-off of intangibles	844,000	--
Provision for excess and obsolete inventories	63,000	270,000
Fair value of derivatives	--	(171,000)
Changes in assets and liabilities:
Accounts receivable	22,000	212,000
Inventories	(170,000)	(22,000)
Prepaid expenses and other current assets	17,000	(48,000)
Patents and licenses	(34,000)	(154,000)
Other assets	26,000	8,000
Accounts payable, accrued expenses and other current liabilities	1,148,000	873,000
Net cash used in operating activities	(6,472,000)	(6,427,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,040,000)	(309,000)
Net cash used in investing activities	(2,040,000)	(309,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common shares for withholding obligations	(303,000)	(573,000)
Net proceeds from the sale of common stock	12,402,000	5,219,000
Net cash provided by financing activities	12,099,000	4,646,000

Net increase (decrease) in cash and cash equivalents	3,587,000	(2,090,000)
Cash and cash equivalents at beginning of period	6,069,000	10,365,000
Cash and cash equivalents at end of period	$ 9,656,000	$ 8,275,000
CONTACT: Cathy Mattison or Kirsten Chapman
         LHA
         +1-415-433-3777
         invest@suptech.com